UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 2, 2011

NORTEL NETWORKS CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	001-07260	98-0535482
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5945 AIRPORT ROAD, SUITE 360, MISSISSAUGA, ONTARIO, CANADA	L4V 1R9
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 905-863-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On May 2, 2011, Nortel Networks Corporation (NNC) announced that, at a joint hearing it, its principal operating subsidiary Nortel Networks Limited (NNL), and certain of its other subsidiaries including Nortel Networks Inc. obtained orders from the United States Bankruptcy Court for the District of Delaware and the Ontario Superior Court of Justice approving the “stalking horse” asset sale agreement with Ranger Inc., a wholly owned subsidiary of Google Inc. for the sale of all of Nortel’s remaining patents and patent applications for a cash purchase price of US$900 million.

The court orders also established bidding procedures for an auction that allows other qualified bidders to submit higher or otherwise better offers, as required under Section 363 of the U.S. Bankruptcy Code. Qualified bidders will be required to submit offers for the patent portfolio by June 13, 2011, subject to any permitted extensions. Competing qualified bids would then be expected to proceed to an auction, currently scheduled for June 20, 2011. Following completion of the bidding process, the sale will require final approval of the U.S. and Canadian courts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS CORPORATION

By:	/S/ ANNA VENTRESCA
Anna Ventresca General Counsel-Corporate and Corporate Secretary

By:	/S/ JOHN M. DOOLITTLE
John M. Doolittle Senior Vice-President, Finance and Corporate Services

Dated: May 5, 2011